EXECUTION VERSION

EQUITY RESTRUCTURING AGREEMENT

This EQUITY RESTRUCTURING AGREEMENT (as amended or supplemented from time to time, this “Agreement”), dated February 13, 2019, is entered into by and among PBF Energy Company LLC, a Delaware limited liability company (“PBF LLC”), PBF Logistics GP LLC, a Delaware limited liability company (the “General Partner”), and PBF Logistics LP, a Delaware limited partnership (the “Partnership”). PBF LLC, the General Partner and the Partnership are each a “Party” and collectively the “Parties.” Capitalized terms used but not otherwise defined herein have the meaning set forth in the Existing Partnership Agreement (as defined below).

A.PBF LLC, a subsidiary of PBF Energy Inc. (“PBF Energy”), delivered a certain non-binding offer letter to the Partnership on January 14, 2019 regarding a possible transaction involving the conversion of its Incentive Distribution Rights in the Partnership.

B.PBF LLC holds (i) all of the Incentive Distribution Rights in the Partnership, (ii) as of February 13, 2019, nineteen million nine hundred fifty three thousand six hundred and thirty one (19,953,631) Common Units, representing an approximate 44% limited partner interest in the Partnership, and (iii) through its direct wholly-owned subsidiary, the General Partner, the General Partner Interest, which is a non-economic interest in the Partnership.

C.At, and contingent upon, the Closing, on the terms and subject to the conditions set forth herein, (i) the Incentive Distribution Rights will be converted into Restructuring Common Units (as defined below) and immediately thereafter the Incentive Distribution Rights will cease to exist, and (ii) the Existing Partnership Agreement will be amended and restated in the Amended Partnership Agreement (as defined below) (clauses (i) - (ii), the “Transactions”).

D.The conflicts committee (the “Conflicts Committee”) of the board of directors (the “Board”) of the General Partner (i) received the opinion of Intrepid Partners, LLC, the financial advisor to the Conflicts Committee (“Intrepid”), to the effect that the aggregate consideration to be paid by the Partnership pursuant to this Agreement is fair to the Partnership and the holders of the Partnership’s Common Units (other than PBF LLC and its Affiliates) from a financial point of view, (ii) determined that this Agreement, the Amended Partnership Agreement and the Transactions are in the best interest of the Partnership and the holders of the Partnership’s Common Units (other than PBF LLC and its Affiliates), (iii) approved this Agreement, the Amended Partnership Agreement and the Transactions, which approval constituted “Special Approval” as such term is defined in the Existing Partnership Agreement, and (iv) recommended that the Board approve this Agreement, the Amended Partnership Agreement and the Transactions.

E.The General Partner, without the approval of any Limited Partners, may amend any provision of the Existing Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Existing Partnership Agreement to reflect a change that that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect or (ii) pursuant to Section 13.1(g) of the Existing Partnership Agreement to reflect, among other things, an amendment that the General Partner determines to be necessary or appropriate in connection with the issuance of any class or series of Partnership Interests.

F.Acting pursuant to the power and authority granted to it under Sections 13.1(d)(i) and 13.1(g) of the Existing Partnership Agreement, the General Partner has determined that the changes to the Existing Partnership Agreement reflected in Amended Partnership Agreement (i) do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect [or] (ii) are necessary or appropriate in connection with the issuance of Common Units to PBF LLC pursuant to this Agreement.

G.Based upon the Conflicts Committee’s recommendation referenced above, the Board has (i) determined that this Agreement, the Amended Partnership Agreement and the Transactions are fair and reasonable to, and in the best interest of, the Partnership and the holders of the Partnership’s Common Units (other than PBF LLC and its Affiliates), and (ii) approved, authorized and adopted this Agreement, the Amended Partnership Agreement and the Transactions in all respects.

In consideration of the premises and the representations, warranties and mutual covenants contained herein, the Parties agree as follows:

Article I.
DEFINED TERMS

Section 1.01    As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this definition to the contrary, with respect to PBF LLC, “Affiliate” excludes at all times the Partnership and its Subsidiaries, and (b) with respect to the Partnership and its Subsidiaries, “Affiliates” excludes at all times the General Partner, PBF LLC and any other Person that directly or indirectly controls or is under common control with PBF LLC or the General Partner, other than the Partnership and its Subsidiaries.

“Commercially Reasonable Efforts” means efforts which are commercially reasonable under the relevant circumstances to enable a Party, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Party to expend funds or assume obligations other than expenditures and obligations which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the contemplated transactions.

“Contract” means any written or oral agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, license or other legally binding agreement.

“Encumbrance” means any lien, pledge, charge, charging order, encumbrance, security interest, option, mortgage or other restriction on transfers.

“Existing Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated September 15, 2014, and amended by Amendment No. 1, dated April 25, 2018.

“Government Entity” means any federal, state, local or foreign court, tribunal, administrative body or other governmental or quasi-governmental or regulatory entity, including any head of a government department, body or agency, with competent jurisdiction.

“Material Adverse Effect” means any change, circumstance, effect or condition that is, individually or in the aggregate, materially adverse to (i) the business, financial condition, assets, liabilities or results of operations of the Partnership and its Subsidiaries taken as a whole; or (ii) any Party’s ability to enter into or perform its obligations under this Agreement or to consummate the Transactions; provided, that the term “Material Adverse Effect” shall not include: (a) any fact, change, effect, condition or event that: (i) generally affects economic conditions in any of the markets or geographical areas in which the Partnership or its Subsidiaries operate; (ii) generally affects economic conditions or the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market), including changes in (1) general financial or market conditions, (2) currency exchange rates or currency fluctuations, (3) prevailing interest rates or credit markets, and (4) the price of commodities or raw materials used in the businesses of the Partnership or its Subsidiaries; (iii) generally affect the industries in which the Partnership or its Subsidiaries operate; or (iv) result from national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (b) changes in applicable law, GAAP or other applicable accounting standards or interpretations thereof; (c) any failure by the Partnership or its Subsidiaries to meet internal projections, public estimates or expectations (it being understood that the underlying causes of any such failure may be taken into consideration in determining whether a Material Adverse Effect has occurred); or (d) the announcement of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby; provided, however, that facts, changes, affects, conditions or events referred to in clauses (a)(i), (a)(ii), (a)(iii), (a)(iv) and (b) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and only to the extent such facts, changes, affects, conditions or events have had or would reasonably be expected to have a disproportionate effect on the Partnership and its Subsidiaries as compared to other companies operating in similar businesses.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement or trust or other constituent document and (e) with respect to any other Person, its comparable organizational documents.

“Representatives” means with respect to any Person, any and all partners, managers, members (if such Person is a member-managed limited liability company), directors, officers, employees, consultants, financial advisors, counsels, accountants and other agents of such Person.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such first Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such first Person.

Section 1.02    The following terms are set forth and defined in the following locations in this Agreement:

Defined Term	Section Reference
Agreed Tax Treatment	Section 4.01
Agreement	Preamble
Amended Partnership Agreement	Section 2.01(b)
Bankruptcy and Equity Exception	Section 3.01(b)
Board	Recital D
Conversion	Section 2.01(a)
Closing	Section 2.02

Closing Date	Section 2.02
Conflicts Committee	Recital D
General Partner	Preamble
NYSE	Section 3.01(c)(ii)
Outside Date	Section 7.01(c)
Parties	Preamble
Partnership	Preamble
Party	Preamble
PBF Energy	Recital A
PBF LLC	Preamble
Restructuring Common Units	Section 2.01(a)
SEC	Section 3.01(d)
Transactions	Recital C

Section 1.03    Interpretation. Unless the express context otherwise requires: (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (c) references herein to a specific Article, Section, Subsection or Exhibit shall refer, respectively, to Articles, Sections, Subsections or Exhibits of this Agreement; (d) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (e) references herein to any gender include the other gender; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (g) the word “or” shall be construed in the inclusive sense of “and/or”, and (h) except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (A) in the case of agreements or instruments, by waiver or consent, and, in the case of statutes, by succession of comparable successor statutes, and (B) all attachments thereto and instruments incorporated therein.

Article II.
TRANSACTIONS

Section 2.01    Transactions. On the terms and subject to the conditions set forth herein, concurrently with and contingent upon the Closing, the Parties shall take the following actions or cause such actions to be taken:

(a)Conversion. The Incentive Distribution Rights shall be automatically converted into 10,000,000 Common Units (the “Restructuring Common Units”), and immediately thereafter, the Incentive Distribution Rights shall cease to exist (the “Conversion”).

(b)Amendment to Partnership Agreement. The Existing Partnership Agreement shall be amended and restated in its entirety by the General Partner to read as set forth in Exhibit A, and as so amended and restated shall be the limited partnership agreement of the Partnership (such amended and restated agreement being referred to as the “Amended Partnership Agreement”) until duly amended in accordance with its terms and applicable law.

Section 2.02    Closing. The Parties shall consummate the Transactions (the “Closing”) on February 28, 2019 if all of the conditions set forth in Article VI are satisfied or waived on or before such date. If all of the conditions set forth in Article VI are not satisfied or waived on or before such date, the Closing shall occur within three (3) Business Days following the satisfaction or waiver of such conditions or such later date at the Parties may mutually agree (such date that the Closing occurs, the “Closing Date”).

Section 2.03    Closing Deliverables. At the Closing:

(a)immediately upon execution of the Amended Partnership Agreement by the General Partner, the Partnership shall direct the Transfer Agent to reflect on its records the issuance of the Restructuring Common Units to PBF LLC in order to reflect the Conversion;

(b)the General Partner shall deliver to PBF LLC and to the Partnership a copy of the Amended Partnership Agreement, duly executed by the General Partner; and

(c)the Partnership shall deliver to PBF LLC evidence reasonably satisfactory to PBF LLC of the issuance of the Restructuring Common Units.

Section 2.04    Further Actions. At any time after the Closing, the Parties agree to execute any and all documents and instruments and to perform such other acts as may be reasonably necessary or expedient to carry out the provisions of this Agreement and give effect to the Transactions.

Article III.
REPRESENTATIONS AND WARRANTIES

Section 3.01    Partnership. The Partnership represents and warrants to PBF LLC as follows:

(a)Organization; Good Standing; Requisite Authority. The Partnership is a limited partnership duly formed and is validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to execute and deliver this Agreement and, subject to the terms and conditions hereof, to perform its obligations hereunder and to consummate the Transactions.

(b)Due Authorization; Enforceability. The Partnership has taken all action necessary to authorize the execution and delivery of this Agreement, the consummation of the Transactions and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Partnership and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, subject (i) to applicable bankruptcy, receivership, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ or secured parties’ rights generally, and (ii) with respect to enforceability, to general principles of equity (including principles of good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law (clause (i) and (ii), the “Bankruptcy and Equity Exception”).

(c)Non-Contravention; Consents.

(i)The execution and delivery by the Partnership of this Agreement, the performance of its obligations hereunder, and the consummation of the Transactions, will not constitute or result in (A) a violation of the Organizational Documents of the Partnership, (B) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets or properties of the Partnership pursuant to, any Contract to which the Partnership is a party (with or without notice or lapse of time or both), or (C) contravene, conflict with, or constitute a violation of, any law to which the Partnership or its Affiliates are subject, except in the case of the foregoing clause (B) or (C), as would not, individually or in the aggregate, prevent or materially delay or impair the ability of the Partnership to consummate the Transactions.

(ii)Subject to required filings under federal and state securities laws, and compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), no consent, approval, waiver, authorization, notice or filing is required to be obtained by the Partnership from, or to be given by the Partnership to, or to be made by the Partnership with, any Government Entity in connection with the execution, delivery and performance by the Partnership of this Agreement and the consummation of the Transactions, except as would not, individually or in the aggregate, prevent or materially delay or impair the ability of the Partnership to consummate the Transactions.

(d)Capitalization. As of the date hereof, and prior to the redemption of the Incentive Distribution Rights and the issuance of the Restructuring Common Units, the issued and outstanding limited partner interests of the Partnership consist of: forty five million three hundred forty-eight thousand eight hundred and twenty one (45,348,821) Common Units and the Incentive Distribution Rights. The outstanding Common Units have been duly authorized and issued in accordance with the Organizational Documents of the Partnership and are fully paid (to the extent required by the Existing Partnership Agreement) and are non-assessable (except as such non-assessability may be affected by matters described in the Partnership’s filings with the United States Securities and Exchange Commission (the “SEC”)). Except as expressly contemplated by this Agreement, the Amended Partnership Agreement, as otherwise disclosed in the Partnership’s filings with the SEC, or pursuant to the Partnership’s incentive compensation plans, there are no issued or outstanding commitments of the Partnership with respect to any equity securities of the Partnership, and the Partnership does not have any commitments to authorize, issue or sell any such equity securities or commitments.

(e)Issuance. The Restructuring Common Units, when issued and delivered to PBF LLC in accordance with the terms hereof, will have been duly authorized, validly issued and fully paid (to the extent required by the Amended Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in the Partnership’s filings with the SEC).

(f)Securities Law Registration. Assuming the accuracy of the representations and warranties of PBF LLC contained in this Agreement, the Partnership is not required to register the Restructuring Common Units under the Securities Act in connection with the issuance of the Restructuring Common Units to PBF LLC.

(g)No Brokers. Excluding fees payable by any of the other Parties and fees payable to Intrepid, no action has been taken by or on behalf of the Partnership that would give rise to any valid claim against any Party for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

(h)No Other Representations and Warranties. Except as expressly set forth in this Section 3.01 and Section 4.02(a), none of the Partnership, its Affiliates or any of its or their respective equity holders or Representatives has made any representations or warranties of any kind or nature whatsoever with respect to the Partnership, its Affiliates, or its or their respective businesses, this Agreement or the Transactions. Except as expressly set forth in this Section 3.01 and Section 4.02(a), the Partnership disclaims, on behalf of itself and its Affiliates, all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, any opinion, projection, forecast or advice that may have been provided by the Partnership or any of its Affiliates, or any of its or their respective equity holders or Representatives.

Section 3.02    PBF LLC. PBF LLC represents and warrants to the Partnership as follows:

(a)Organization; Good Standing; Requisite Authority. PBF LLC is a limited liability company duly formed and is validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to execute and deliver this Agreement and, subject to the terms and conditions hereof, to perform its obligations hereunder and to consummate the Transactions.

(b)Due Authorization; Enforceability. PBF LLC has taken all action necessary to authorize the execution and delivery of this Agreement, the consummation of the Transactions and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by PBF LLC and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the legal, valid and binding obligation of PBF LLC, enforceable against PBF LLC in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)Non-Contravention; Consents.

(i) The execution and delivery by PBF LLC of this Agreement, the performance of its obligations hereunder, and the consummation of the Transactions, will not constitute or result in (A) a violation of the Organizational Documents of PBF LLC, (B) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets or properties of PBF LLC pursuant to, any Contract to which PBF LLC is a party (with or without notice or lapse of time or both), or (C) contravene, conflict with, or constitute a violation of, any law to which PBF LLC is subject, except in the case of the foregoing clause (B) or (C), as would not, individually or in the aggregate, prevent or materially delay or impair the ability of PBF LLC to consummate the Transactions.

(ii)Subject to required filings under federal and state securities laws, and compliance with the rules and regulations of the NYSE, no consent, approval, waiver, authorization, notice or filing is required to be obtained by PBF LLC from, or to be given by PBF LLC to, or to be made by PBF LLC with, any Government Entity in connection with the execution, delivery and performance by PBF LLC of this Agreement and the consummation of the Transactions, except as would not, individually or in the aggregate, prevent or materially delay or impair the ability of PBF LLC to consummate the Transactions.

(d)Equity Interests. PBF LLC is the record and beneficial owner of, and has good and valid title to, the Incentive Distribution Rights, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Existing Partnership Agreement or applicable securities laws, or resulting from actions of the Partnership or any of its Affiliates). There is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by PBF LLC of the Incentive Distribution Rights, except as set forth in the Existing Partnership Agreement.

(e)Investment Intent and Securities Law Compliance.

(i)PBF LLC has been given reasonable access to full and fair disclosure of all material information regarding the Partnership and the Restructuring Common Units, including reasonable access to the books and records of the Partnership. PBF LLC acknowledges and agrees that it has been provided, to its full satisfaction, with the opportunity to ask questions concerning the terms and conditions of an investment in the Partnership and has knowingly and voluntarily elected instead to rely solely on its own investigation.

(ii)PBF LLC understands that the Restructuring Common Units are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws. PBF LLC acknowledges that the Restructuring Common Units will bear a restrictive legend to that effect. PBF LLC acknowledges and agrees that it must bear the economic risk of this investment indefinitely, that the Restructuring Common Units issued to PBF LLC hereunder may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and an applicable state securities or “Blue Sky” laws or the availability of exemptions therefrom, and that PBF LLC has no present intention of registering the resale of any of such Restructuring Common Units.

(iii)PBF LLC has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Restructuring Common Units, and has so evaluated the merits and risks of such investment. PBF LLC is able to bear the economic risk of an investment in the Restructuring Common Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

(iv)PBF LLC understands that the Restructuring Common Units are being offered and issued to PBF LLC in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Partnership is relying upon the truth and accuracy of, and PBF LLC’s compliance with, the representations, warranties, agreements, acknowledgments and understandings, which are true, correct and complete, of PBF LLC set forth herein in order to determine the availability of such exemptions and the eligibility of PBF LLC to acquire the Restructuring Common Units.

(f)No Brokers. Excluding fees payable by any of the other Parties and fees payable to Barclays, no action has been taken by or on behalf of the PBF LLC that would give rise to any valid claim against any Party for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

(g)No Other Representations and Warranties. Except as expressly set forth in this Section 3.02 and Section 4.02(a), none of PBF LLC, its Affiliates or any of its or their respective equity holders or Representatives has made any representations or warranties of any kind or nature whatsoever with respect to PBF LLC, its Affiliates, or its or their respective businesses, this Agreement or the Transactions. Except as expressly set forth in this Section 3.02 and Section 4.02(a), PBF LLC disclaims, on behalf of itself and its Affiliates, all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, any opinion, projection, forecast or advice that may have been provided by PBF LLC or any of its Affiliates, or any of its or their respective equity holders or Representatives.

Article IV.
TAX MATTERS

Section 4.01    Agreed Tax Treatment. The Parties agree that the Conversion will be reported for U.S. federal income tax purposes as set forth in this Section 4.01 (the “Agreed Tax Treatment”). Each Party shall, and shall cause its controlled Affiliates to, file all tax returns and other reports consistent with the Agreed Tax Treatment, unless required by Law to do otherwise.

(a)The Conversion of the Incentive Distribution Rights into the Restructuring

Common Units will be reported as a readjustment of partnership items among existing partners of a partnership not involving a sale or exchange. As a result, (i) no taxable gain or loss will be reported by the Partnership or PBF LLC and (ii) in the case of the existing Limited Partners owning Common Units, taxable gain will be reported only to the extent such Limited Partner’s share of the Partnership’s liabilities under Section 752 of the Code is decreased by an amount that is greater than such Limited Partner’s adjusted tax basis in its Common Units.

(b)Pursuant to Section 5.5(d) of the Amended Partnership Agreement and in connection with the Conversion, the Partnership will make an adjustment to the Capital Accounts of the Partnership’s partners and the Carrying Values of the Partnership’s properties in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(v).

Section 4.02    Tax Representations and Covenants.

(a)The Partnership and PBF LLC each represent that it is not aware of any fact that is in existence on the date hereof or may reasonably be expected to occur on or prior to the Closing, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Conversion from qualifying for the Agreed Tax Treatment.

(b)The Partnership and PBF LLC each agree to use its reasonable best efforts to cause the Conversion to qualify for the Agreed Tax Treatment, including by not taking or failing to take any action which action or failure to act such party knows is reasonably likely to prevent such qualification.

Article V.
COVENANTS

Section 5.01    Satisfaction of Conditions Precedent. From the date hereof until the earlier of the Closing Date and the termination of this Agreement, each Party shall use its Commercially Reasonable Efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions.

Section 5.02    Notices. Each of the Parties will give prompt notice to the other Parties of any event or circumstance which has given, or would be reasonably likely to give, rise to a breach of any representation, warranty or covenant contained in this Agreement, or of any condition which would reasonably be expected to delay or prevent the Closing hereunder.

Section 5.03    Certain Business Activities. From the date hereof until the earlier of the Closing and the termination of this Agreement, and except as otherwise contemplated by this Agreement or as required by applicable law, without the prior written consent of the other Parties, no Party shall, and each shall not take any action to cause any other Party to, take any action that would be reasonably likely to result in a Material Adverse Effect (including, on such Party’s ability to perform any of its obligations under this Agreement).

Section 5.04    Listing of Restructuring Common Units. The General Partner and Partnership shall use their respective Commercially Reasonable Efforts to cause the Restructuring Common Units to be admitted for listing on the NYSE as promptly as practicable after the Closing Date.

Article VI.
CONDITIONS PRECEDENT

Section 6.01    Conditions to Each Party’s Obligations. The respective obligations of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable law) on or prior to the Closing Date of all of the following conditions:

(a)no pending investigation, inquiry, proceeding or claim shall have been initiated or received by or asserted against a Party by any Person that seeks to impede the Transactions; and

(b)no Material Adverse Effect with respect to any of the Parties shall have occurred between the date hereof and the Closing Date.

Section 6.02    Conditions to the Obligations of PBF LLC. The obligation of PBF LLC to proceed with the Closing is subject to the satisfaction or waiver by PBF LLC on or prior to the Closing Date of the following conditions:

(a)the General Partner and the Partnership shall each have performed the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date in all material respects;

(b)the representations and warranties of the Partnership made in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) with the same effect as though made at and as of such date; and

(c)the Partnership shall have delivered to PBF LLC a certificate dated as of the Closing Date and signed by an authorized officer of the Partnership confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.02.

Section 6.03    Conditions to the Obligations of the Partnership. The obligation of the Partnership to proceed with the Closing is subject to the satisfaction or waiver by the Partnership on or prior to the Closing Date of the following conditions:

(a)PBF LLC shall have performed the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date in all material respects;

(b)the representations and warranties of PBF LLC made in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and the Closing Date with the same effect as though made at and as of such date; and

(c)PBF LLC shall have delivered to the Partnership a certificate dated as of the Closing Date and signed by an authorized officer of PBF LLC confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.03.

Section 6.04    Conditions to the Obligations of the General Partner. The obligation of the General Partner to proceed with the Closing is subject to the satisfaction or waiver by the General Partner on or prior to the Closing Date of the following condition: that PBF LLC shall have performed the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date in all material respects

Article VII.
TERMINATION

Section 7.01    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)by the mutual written consent of the Parties.

(b)by any Party, if any Government Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any applicable law that is in effect and has the effect of (A) making the consummation of the Transactions illegal or (B) prohibiting or otherwise preventing the consummation of the Transactions or (ii) issued or entered any order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the consummation of the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to a Party if such order was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

(c)by any Party, if the Closing shall not have occurred by April 1, 2019 or such later date as mutually agreed to in writing by the Parties (the “Outside Date”); provided, that such right to terminate this Agreement under this Section 7.01(c) shall not be available to a Party if such Party has materially breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by or on such date.

(d)by PBF LLC, if at any time the representations and warranties of the Partnership contained in this Agreement shall fail to be true and correct or the Partnership or the General Partner shall at any time have failed to perform and comply with all agreements and covenants contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be fulfilled and (ii) if capable of cure, shall not have been cured within ten (10) days of the Partnership’s or the General Partner’s (as applicable) receipt of written notice thereof, or, if earlier, the Outside Date.

(e)by the Partnership, if at any time the representations and warranties of PBF LLC contained in this Agreement shall fail to be true and correct or PBF LLC shall at any time have failed to perform and comply with all agreements and covenants contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be fulfilled and (ii) if capable of cure, shall not have been cured within ten (10) days of PBF LLC’s receipt of written notice thereof, or, if earlier, the Outside Date.

Section 7.02    Notice of Termination. A Party may exercise its right to terminate this Agreement by giving written notice of termination to the other Parties prior to the Closing specifying the basis for termination of this Agreement.

Section 7.03    Effect of Termination. If this Agreement is terminated pursuant to the provisions of this Article VII, this Agreement shall become void and have no effect, and there shall be no further liability on the part of any Party to any Person in respect of this Agreement; provided, however, that the covenants and agreements contained in Article VIII and this Section 7.03 shall survive the termination of this Agreement; and provided further, that except as otherwise provided in this Agreement, no such termination shall relieve any Party of any liability resulting from any wilful and material breach of this Agreement prior to the time of such termination.

Article VIII.
MISCELLANEOUS

Section 8.01    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such costs and expenses.

Section 8.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested), or (c) on the date sent by when received by the addressee if sent by e-mail (with written confirmation of receipt) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the following addresses or e-mail addresses (or at such other address or e-mail address as shall be specified for such purpose in a notice given in accordance with this Section  8.02):

To the Partnership or the General Partner:

c/o PBF Logistics GP LLC
One Sylvan Way, Second Fl.
Parsippany, New Jersey 07054
Attn: Erik Young
Chief Financial Officer
Email: erik.young@pbfenergy.com

With a copy (which shall not constitute notice) to:

c/o PBF Logistics GP LLC
One Sylvan Way, Second Fl.
Parsippany, New Jersey 07054
Attn: Trecia Canty
General Counsel
Email: Trecia.canty@pbfenergy.com

To PBF LLC:

PBF Energy Company LLC
One Sylvan Way, Second Fl.
Parsippany, New Jersey 07054
Attn: Matthew Lucey
President
Email: Matthew.lucey@pbfenergy.com

With a copy (which shall not constitute notice) to:

PBF Energy Company LLC
One Sylvan Way, Second Fl.
Parsippany, New Jersey 07054

Attn: Trecia Canty
General Counsel
Email: Trecia.canty@pbfenergy.com

Section 8.03    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective, unless explicitly set forth in writing and signed by the Party so waiving.

Section 8.04    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any Party, except with the prior written consent of the other Party hereto.

Section 8.05    Entire Agreement. This Agreement (including all of its Exhibits) contains the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes any prior agreements and understandings of the Parties relating to such matters.

Section 8.06    Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any of the Parties, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect

Section 8.07    No Third Party Beneficiaries. This Agreement is made solely for the benefit of the Parties, and no other person (including employees) shall have any right, claim or cause of action under or by virtue of this Agreement.

Section 8.08    Specific Performance. Each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations under this Agreement. Accordingly, in the event of any breach of any agreement, representation, warranty or covenant set forth in this Agreement, a Party, in the case of a breach by the other Party, shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Parties are entitled to at law or in equity as a remedy for such non-performance, breach or threatened breach. Each of the Parties hereby waives any requirements for the securing or posting of any bond with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, each of whom expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the others under this Agreement prior to Closing.

Section 8.09    Governing Law; Jurisdiction; Jury Trial Waiver.

(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)Except as otherwise set forth in this Agreement, all actions, suits or proceedings arising out of or relating to this Agreement or the consummation of the Transactions shall be heard and determined exclusively in the Court of Chancery in the State of Delaware, or, if such court does not have jurisdiction over such action, suit or proceeding, such action, suit or proceeding shall be heard and determined exclusively in any state or federal court of competent jurisdiction in Delaware. Consistent with the preceding sentence, each of the Parties hereby, on behalf of itself and its Affiliates from time to time, (i) irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware (and the appropriate appellate courts therefrom) for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the consummation of the Transactions brought by any of them, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts and (iii) irrevocably consents to and grants any such court exclusive jurisdiction over the person of such Parties and over the subject matter of such action, suit or proceeding and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.02 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c)EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.09(c).

Section 8.10    Time of the Essence. Time is of the essence in the performance of this Agreement in all respects. If the date specified herein for giving notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 8.11    Headings. The Article, Section and Subsection headings in this Agreement are only for purposes of convenience and do not form a part of this Agreement and will not be taken to qualify, explain, or affect any provision thereof.

Section 8.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or by e-mail transmission of a .pdf has the same legal effect as delivery of an original copy of this Agreement.

[Signature pages follows]

EXECUTION VERSION

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above.

PBF Logistics LP

By:	PBF Logistics GP LLC, its general partner

By:	/s/ Erik Young
Name:	Erik Young
Title:	SVP, Chief Financial Officer

PBF Logistics GP LLC

By:	/s/ Erik Young
Name:	Erik Young
Title:	SVP, Chief Financial Officer

PBF Energy Company LLC
By:	PBF Energy Inc., its Managing Member

By:	/s/ Matthew Lucey
Name:	Matthew Lucey
Title:	President

Exhibit A
Form of Third Amended and Restated Agreement of Limited Partnership

(See attached)